Exhibit (d)(10)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made, effective as of August 5, 2015, by and between ETFis Series Trust I (the “Trust”), on behalf of the Reaves Actively Managed Utility Fund (the “Fund”), Virtus ETF Advisers LLC, a Delaware limited liability company (the “Adviser”) and W. H. Reaves & Co., Inc., doing business as Reaves Asset Management, a Delaware “S” Corporation (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, each of Adviser and Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Adviser has been selected as investment adviser for the Fund by the Trust and has entered into an agreement with the Trust on behalf of the Fund (the “Advisory Agreement”) to provide investment advisory services to the Fund; and

WHEREAS, Sub-Adviser has been selected as sub-adviser for the Fund by the Trust and the Adviser on the terms described herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Obligations of the Sub-Adviser

(a) Services. Subject to the oversight of the Adviser, the Sub-Adviser agrees to perform the following services (the “Services”) for the Trust and the Fund:

(1) manage the investment and reinvestment of the assets of the Fund;

(2) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(3) to vote proxies on behalf of the Fund;

(4) provide the Trust, the Fund and the Adviser with records concerning the Sub-Adviser’s activities under this Agreement that the Trust and the Fund are required to maintain under applicable law;

(5) render regular reports to the Adviser and the Trust’s trustees and officers concerning the Sub-Adviser’s discharge of the foregoing responsibilities; and

(6) perform any and all other services commonly performed by sub-advisers to a registered investment company, as reasonably requested from time to time by the Trust or the Adviser.

(b) Manner of Discharging Services. The Sub-Adviser shall discharge the foregoing responsibilities subject to the oversight of the Adviser and the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish and communicate to the Sub-Adviser in writing; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations (hereinafter collectively referred to as the “Rules”). All Services to be furnished by the Sub-Adviser under this

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Agreement may be furnished through the medium of any directors, managers, officers or employees (or the equivalent) of the Sub-Adviser or through such other parties (including, without limitation and subject to approval by the Adviser and the Trust under the Rules, one or more third party sub-advisers) as the Sub-Adviser may determine (and, if applicable, engage) from time to time.

(c) Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon written request therefor, the Sub-Adviser shall surrender to the Trust and the Fund or the Adviser such of the books and records so requested; provided, however, that the Sub-Adviser may retain a copy of such books and records to comply with its obligations under the Advisers Act and other applicable Rules.

(d) Fair Value. The fair valuation of securities in the Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of the Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of any of the Fund’s assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

2. Fund Expenses

(a) Responsibility for Fund Fees and Expenses; Unified Fee Arrangement. During the term of this Agreement, the Sub-Adviser shall pay all of the expenses of the Fund, such expenses include the Adviser’s management fee (as described on Exhibit A), transfer agent fees, administrative fees and expenses, custodian fees, distribution fees, legal fees (subject to the exclusions listed below) accounting fees, exchange listing fees, audit and tax fees, IOPV calculation fees, insurance, any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, all expenses of updating and maintaining the Trust’s registration statement and prospectus for the Fund, the cost of printing and delivering to shareholders prospectuses and reports and the Fund’s proportionate share of trustees’ fees and insurance costs. The Sub-Adviser will not be responsible under this paragraph for the fee payment to the Sub-Adviser under Section 4 of this Agreement, payments under the Fund’s 12b-1 plan (if any), brokerage expenses, acquired fund fees and expenses, taxes, interest, litigation and arbitration expenses, fees for professional services stemming from litigation or arbitration, and other extraordinary expenses of the Fund. A summary of projected fees and expenses that the Sub-Adviser will be responsible for under this paragraph has been provided to the Sub-Adviser by the Trust and the Adviser. Expenses for services not included in the summary previously provided to the Sub-Adviser are subject to the approval of the Sub-Adviser unless required by applicable law, regulation or rule. The Sub-Adviser acknowledges and agrees that the Adviser may direct the Trust and/or the Fund’s Administrator to pay the Adviser’s fee directly from the Fund’s assets and such amount shall be netted against the fee payable to (or added to the amount owed to the Fund by) the Sub-Adviser hereunder.

(b) Sub-Adviser Personnel and Expenses. The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

3. Custody and Brokerage Selection.

(a) Custodian. The Trust will establish and maintain an account with a custodian chosen by the Trust (the “Custodian”). The Trust, the Fund, and the Adviser agree to cooperate with the Sub-Adviser and the Custodian in taking all such action as may be necessary or advisable to establish the Sub-Adviser’s and the Custodian’s authority with respect to the management of the Fund’s cash, securities, and other property in the account.

(b) Selecting Brokers; Best Execution. Subject to the oversight of the Adviser and the Rules, the Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of

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portfolio securities for the Fund. With respect to brokerage selection, the Sub-Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Sub-Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Adviser with brokerage, research, analysis, advice and similar services, and the Sub-Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Sub-Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(c) Affiliated Brokerage. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser or other sub-advisers to the Fund (if any), or the Fund in accordance with such standards and procedures as may be approved by the Trust in accordance with the Rules. Any transaction placed with an affiliated broker must (i) represent best execution, and (ii) may not be a principal transaction.

(d) Aggregated Transactions. The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for the Fund with orders for various other clients when it believes that such action is in the best interests of the Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy, and the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with the Rules and its fiduciary obligations to the Fund and such other clients under the circumstances.

4. Compensation of Sub-Adviser

(a) Sub-Advisory Fee. The Fund shall pay to the Sub-Adviser from the Fund’s assets an annual fee equal to the amount of the daily average net assets of such Fund shown on Exhibit B attached hereto, payable on a monthly basis. The Sub-Adviser shall look exclusively to the assets of the Fund for payment of the Sub-Adviser’s fee.

(b) Effect of Termination. If this Agreement is terminated prior to the end of any calendar month, the Sub-Adviser’s fee shall be prorated and paid in the manner provided at Exhibit B attached hereto.

5. Non-Exclusive Services. The services to be rendered by the Sub-Adviser to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render other services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual.

6. Limits of Liability. The Sub-Adviser shall have no liability to the Fund, its shareholders or its creditors for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended (the “1933 Act”), except for information supplied by the Sub-Adviser for inclusion therein.

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7. Term of Agreement

(a) Initial Term; Renewal. This Agreement shall be executed and become effective as of the date written below if approved by (i) the board of trustees of the Trust (the “Board”), including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b) Amendments. No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations of the 1940 Act, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c) Termination. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Sub-Adviser of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of penalty, on one sixty (60) days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination. Notwithstanding the foregoing, the provisions of Sections 6, 11, 12, 13, 14 and 15 shall survive the termination of this agreement as shall the obligation of the Trust to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof through the date of termination. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

8. Representations, Warranties and Covenants

(a) Adviser. The Adviser hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement. The Adviser agrees to promptly provide the Sub-Adviser, upon reasonable request, available copies properly certified or authenticated of (i) the Trust’s Declaration of Trust and any other organizational documents and all amendments thereto or restatements thereof; (ii) any resolution of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement; (iii) the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto; (iv) the Trust’s current Registration Statement on Form N-1A under the 1933 Act and the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund; (v) the Fund’s most recent Prospectus and Statement of Additional Information; (vi) the Trust’s written standards, policies and procedures, as the same relate to the Fund; (vii) Part 2 of the Adviser’s most recent Form ADV as filed with the SEC and all amendments thereto or restatements thereof; (viii) the Investment Management Agreement between the Adviser and the Fund and any amendments thereto from time to time; and (ix) such information as the Sub-Adviser requires to satisfy applicable anti-money laundering laws and regulations.

(b) Sub-Adviser. The Sub-Adviser hereby represents, warrants and covenants to the Adviser and the Trust as follows: (i) the Sub-Adviser is an “S” corporation duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement; (iii) the Sub-Adviser shall on

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an annual basis, promptly after its completion, provide the Trust and the Adviser with the Sub-Adviser’s written report demonstrating its compliance with, Rule 206(4)-7 under the Advisers Act; and (iv) the Sub-Adviser will provide accurate and complete information upon reasonable request from the Adviser or the Trust in connection with (y) the preparation of the registration statement or other documents for the Fund and (z) the compliance obligations of the Trust. In addition, the Sub-Adviser agrees to promptly provide the Trust with notice, as well as any related documentation reasonably requested by the Trust, upon:

(i)                   any material adverse change in the Sub-Adviser’s business or financial condition;

(ii)                 any material change in the Sub-Adviser’s ownership (including, without limitation, any change that would result in the assignment of this Agreement);

(iii)                any event or occurrence known to the Sub-Adviser that would make information previously provided by the Sub-Adviser to the Trust untrue;

(iv)               the Sub-Adviser’s receipt from any regulator or other governmental authority to which the Sub-Adviser is subject of any lawsuit, notice of any investigation or order, except to the extent the same is subject to any request of the regulator or other governmental authority or legal requirement that it be held in confidence; or

(v)                 any final judgments or material settlements involving the Sub-Adviser and its provision of investment advisory services.

(c) Trust. The Trust hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company under the 1940 Act; (iii) shares of the Trust are registered for offer and sale (or will be before any such offer or sale) to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

9. Binding Agreement. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10. Certain Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities” and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11. Governing Law. This Agreement shall be governed by New York law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

12. Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

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Notice to the Adviser shall be sent to: Virtus Etfis Advisers LLC 1540 Broadway New York, NY 10036 Attention: Brinton W. Frith	Notice to the Trust shall be sent to: ETFis Series Trust I 1540 Broadway New York, NY 10036 Attention: William J. Smalley

Notice to the Sub-Adviser shall be sent to:

W. H. Reaves & Co., Inc.,

dba Reaves Asset Management

10 Exchange Place, 18th Floor

Jersey City, NJ 07302

PHONE: 201-793-2364

FAX: 201-332-8593

Attention: Chief Compliance Officer

13. Use of the Name “Reaves”. The Trust and the Adviser acknowledge that, as between the Trust, the Fund and the Adviser, on the one hand, and the Sub-Adviser, on the other hand, the Sub-Adviser owns and controls the term “Reaves” and the trademark and service mark rights therein. The Sub-Adviser grants to the Fund a limited, world-wide, non-exclusive, non-sublicensable, not-transferable, fully-paid and royalty free license to use the name “Reaves” solely in connection with the name of the Fund and only for the duration of this Agreement and any extensions or renewals thereof. The Fund will comply with the Sub-Adviser’s trademark usage requirements and agrees that the nature and quality of all products and services marketed and sold or otherwise provided by the Fund in connection with the “Reaves” name will conform to the quality of the products and services as provided by the Sub-Adviser, and any other standards set by Sub-Adviser from time to time, in each case as communicated to the Fund in writing from time to time.  The Fund will cooperate with the Sub-Adviser in facilitating the Sub-Adviser’s control of such nature and quality, permit reasonable inspection of the Fund’s operations, and supply the Sub-Adviser with specimens of use of the “Reaves” name upon request.  All goodwill associated with use of the “Reaves” name by or on behalf of the Fund shall inure to the benefit of the Sub-Adviser.  The Fund acknowledges the ownership of the “Reaves” name by the Sub-Advisor, agrees that it will do nothing inconsistent with such ownership or challenge the validity of the Sub-Adviser’s rights in the “Reaves” name.  The license granted in this Section 13 may, upon termination of this Agreement, be terminated by the Sub-Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the name “Reaves” in the name of the Fund or otherwise. The foregoing shall not limit or restrict in any way the right of Reaves to use the name “Reaves” in connection with any of its activities, including the right to license such use to any other persons.

14. Indemnification.

(a) The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(b) The Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Trust’s obligations under this Agreement to the extent resulting from or

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relating to the Trust’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c) Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder. Notwithstanding the foregoing, nothing in this paragraph shall reduce any responsibility or liability for any failure to perform resulting from a party’s failure to establish, maintain, implement or follow reasonably designed cyber-security and disaster recovery programs, policies and procedures.

(d) The provisions of this Section 14 shall survive the termination of this Agreement.

15. Miscellaneous

(a)                 This Agreement constitutes the entire Agreement of the parties hereto.

(b)                 This Agreement is executed by the Trust with respect to the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund.

(c)                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ETFIS SERIES TRUST I	W. H. Reaves & Co., Inc.,
d/b/a Reaves Asset Management

/s/William J. Smalley	/s/Ronald J. Sorenson
William J. Smalley, President	Ronald J. Sorenson, Chief Executive Officer

VIRTUS ETFIS ADVISERS LLC

/s/Brinton W. Frith
Brinton W. Frith, Chief Executive Officer
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Exhibit A

Adviser’s Fee

The Adviser shall be entitled to receive a monthly payment (each such payment a “Monthly Payment”), in arrears, equal to an annualized rate of 7.5 basis points (0.075%) of the average daily asset value of the Fund for the prior month, provided that every twelfth Monthly Payment shall be equal to the greater of (i) the Monthly Payment for such month as otherwise calculated in accordance with the foregoing or (ii) such amount as equals the Minimum Amount, as described below, minus the sum of the previous eleven Monthly Payments.

If this Agreement commences prior to the beginning of any calendar month or is terminated prior to the end of any calendar month, the Adviser’s fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of business days on which the U.S. exchange on which the Fund trades during such month during which the Agreement is in effect bears to the total number of such business days in the month.

For purposes of this Exhibit A, the term “Minimum Amount” shall be equal to $25,000, which amount shall be prorated in the manner provided above to account for any Monthly Payment period that relates to a month during which this Agreement is in effect for less than the entire calendar month.

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Exhibit B

Sub-Adviser’s Fee

The Fund shall pay to the Sub-Adviser on or before the tenth (10th) day of each month a payment equal to an annualized rate of 95 basis points (0.95%) of the average daily asset value of the Fund for the prior month.

If this Agreement commences prior to the beginning of any calendar month or is terminated prior to the end of any calendar month, the Sub-Adviser’s fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of business days on which the U.S. exchange on which the Fund trades during such month during which the Agreement is in effect bears to the total number of such business days in the month and, in the case of termination, shall be payable within twenty (20) days after the date of termination.

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